Exhibit 4.2(b)

Execution version

SECOND AMENDMENT TO LOAN AGREEMENT

On or as of December 18, 2012, PEOPLES BANCORP INC., an Ohio corporation (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”) entered in a certain Loan Agreement (as amended from time to time, the “Agreement” or the “Loan Agreement”). Borrower has made certain requests to Lender, including but not limited to that the maximum principal amount of the Revolving Credit Loan be increased from $10,000,000 to $15,000,000, and that the maturity date of the Revolving Credit Note be extended to December 15, 2016. Lender has agreed to such requests subject to certain terms and conditions, including but not limited to the execution of this Second Amendment to Loan Agreement (the “Second Amendment”), an amendment dated as of the date hereof to the Revolving Credit Note (the “Fourth Amendment to Revolving Credit Note”), and certain other documents required by Lender. Borrower has agreed to such terms, conditions and amendments. Borrower and Lender desire to amend the Loan Agreement as set forth below and effective as of the Effective Date (as defined below).

1.	Amendments. By this Second Amendment, the Loan Agreement hereby is amended as follows:

1.1
The maximum principal amount of the Revolving Credit Loan is increased from $10,000,000 to $15,000,000, and any and all references to the term “Maximum Revolving Loan Principal Amount” in the Loan Agreement are hereby amended to mean the maximum principal amount of $15,000,000.

1.2	Pursuant to the terms of the Fourth Amendment, the maturity date of the Revolving Credit Note is extended to December 15, 2016.

2.	General.

2.1    Capitalized terms used herein and not otherwise defined will be given the definitions set forth in the Loan Agreement.

2.2    Borrower represents and warrants that Borrower has no claims, counterclaims, setoffs, actions or causes of actions, damages or liabilities of any kind or nature whatsoever whether at law or in equity, in contract or in tort, whether now accrued or hereafter maturing (collectively, “Claims”) against Lender, its direct or indirect parent corporation or any direct or indirect affiliates of such parent corporation, or any of the foregoing’s respective directors, officers, employees, agents, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Lender Parties”) that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As an inducement to Lender to enter into this Amendment, Borrower on behalf of itself, and all of its successors and assigns hereby knowingly and voluntarily releases and discharges all Lender Parties from any and all Claims, whether known or unknown, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As used herein, the term “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted or begun at any time prior to the Effective Date (as defined below) or occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of any of the terms of the Loan Agreement or any documents executed in connection with the Loan Agreement or which was related to or connected in any manner, directly or indirectly to the extension of credit represented by the Loan Agreement.

2.3    Except as previously amended or amended hereby and/or by the Fourth Amendment to Revolving Credit Note, the Loan Agreement, the Revolving Credit Note and the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed as obligations of Borrower. Nothing contained herein shall affect or impair any rights, remedies, or powers of Lender under the Loan Agreement or under any other Loan Document. It is the intent of Borrower and Lender that all Collateral previously granted by Borrower or any Guarantor to Lender under the Loan Documents or otherwise, to secure Borrower’s Obligations shall continue to secure Borrower’s obligations under the Loan Agreement, as amended hereby, and that the aforementioned Loan Documents shall remain in full force and effect. Any references to the Loan Agreement and/or any Loan Document shall mean such documents as amended from time to time. It is the intent of the parties hereto that the execution and delivery of this Amendment, the Amendment to Revolving Credit Note, or any amendment to any of the Loan Documents in conjunction herewith shall not constitute a novation of the Revolving Credit Loan, the Term Loan or any other Obligations of Borrower to Lender nor shall it affect the priority of any security interest previously granted to Lender securing the obligations under the Loan Agreement or any other Obligation of Borrower to Lender. Except as is explicitly set forth in Section 1 of this Second Amendment, nothing contained herein shall be construed as obligating Lender to further lend additional funds, increase the principal amount of any Loan, release any Collateral, renew any maturity date or to further extend credit to any party, either now or in the future or to consent to any further modifications of the Loan Agreement.

2.4    Time is of the essence.

2.5    Borrower agrees to execute and deliver, or cause to be executed and delivered, in addition to this Amendment, the Amendment Revolving Credit Note and all other documents or instruments deemed necessary by Lender to perfect or continue the perfection of any security interest and Borrower further agrees to pay all fees and out of pocket expenses of Lender charged or incurred in connection with the negotiation, preparation and execution of this Amendment and all related documents and the failure of Borrower to make the aforementioned fees and costs and to execute and deliver, or have executed and delivered, the aforementioned documents shall render this Amendment null and void regardless of the fact that Lender and Borrower may have already executed the Amendment.

2.6
The representations and warranties of Borrower contained in the Loan Documents are deemed to have been made again on and as of the date of execution of this Amendment, except as such representation and warranties are expressly amended hereby.

2.7    Borrower warrants and represents that no Event of Default (as such term is defined in the Loan Agreement) or event or condition which with the lapse of time or giving of notice or both would constitute an Event of Default exists on the date hereof.

2.8	Reserved

2.9
Nothing contained herein will be construed as waiving any default or Event of Default under the Loan Agreement or any document execution in connection therewith, or will effect or impair any right, power of remedy of Lender under or with respect to any Loan, the Loan Agreement, any Note or any agreement or instrument guaranteeing, securing or otherwise relating to any of the Loans. Additionally, no course of dealings shall exist or be created by virtue of Lender’s willingness provide its written consent to the waiver of certain terms and conditions of the Loan Agreement and to amend the Loan Agreement, and the fact that Lender may at any time agree to grant certain limited forbearances to Borrower with respect to events of defaults under the Loan Agreement, any Note or any other Loan Document shall not constitute any form of a waiver, modification, amendment, consent by Lender or give rise to any claim or defense of a course of dealings existing between Borrower and Lender. Any consents, waivers, amendments or modifications of the Loan Agreement, any Note or any other document execution in connection with the Loan Agreement, any Loan or any Note shall be in a writing expressly and specifically stating that it is amending the respective document, agreement or instrument and which shall be fully executed by Borrower and Lender.

2.10    All representations and warranties made by Borrower herein will survive the execution and delivery of this Amendment.

2.11	This Amendment will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns.

2.12	This Amendment will in all respects be governed and construed in accordance with the laws of the State of Ohio, without regard to Ohio’s conflict of law principles.

2.13	Borrower reaffirms the waiver of jury trial provision contained in the Loan Agreement.

Executed as of December 17, 2015 (the “Effective Date”) and accepted by Lender at Cincinnati, Ohio.

PEOPLES BANCORP INC.

By: /s/ Charles W. Sulerzyski
Print Name: Charles W. Sulerzyski
Title: President and Chief Executive Officer

ACCEPTED:

U.S. BANK NATIONAL ASSOCIATION

By: /s/ BRAD CLARK
Print Name: Brad Clark
Title: Vice President